UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2008

Foot Locker, Inc.

(Exact Name of Registrant as Specified in its Charter)

New York (State or other Jurisdiction of Incorporation)	1-10299 (Commission File Number)	13-3513936 (I.R.S. Employer Identification No.)

112 West 34th Street, New York, New York (Address of Principal Executive Offices)	10120 (Zip Code)

Registrant’s telephone number, including area code: 212-720-3700

Former Name/Address
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 16, 2008, Foot Locker, Inc. (the “Company”) entered into an amended credit agreement with its banks, providing for a $175 million revolving credit facility and extending the maturity date to May 16, 2011 (the “Credit Agreement”). The Credit Agreement also provides for an incremental facility of up to $100 million. Simultaneously with entering into the Credit Agreement, the Company repaid the $88 million that was outstanding on its term loan with the banks, which was scheduled to mature in May 2009.

The Credit Agreement provides that the Company comply with certain financial covenants, including (i) a Fixed Charge Coverage Ratio of 1.25:1 for the 2008 fiscal year, 1.50:1 for the 2009 fiscal year, and 1:75:1 for each year thereafter and (ii) a Minimum Liquidity/Excess Cash Flow covenant, which provides that if at the end of any fiscal quarter Minimum Liquidity is less than $350 million, then Excess Cash Flow for the four consecutive fiscal quarters ended on such date must be at least $25 million. The amount permitted to be paid by the Company as dividends in any fiscal year has been increased to $105 million under the terms of the Credit Agreement. With regard to stock repurchases, the Credit Agreement continues to provide that not more than $50 million in the aggregate may be expended unless the Fixed Charge Coverage Ratio is at least 2.0:1 for the period of four consecutive fiscal quarters most recently ended prior to any stock repurchase. Additionally, the Credit Agreement continues to provide for a security interest in certain of the Company’s intellectual property and certain other non-inventory assets.

A copy of the Credit Agreement is filed as Exhibit 10.1 to this report, and the description of the Credit Agreement herein is qualified in its entirety by reference to such Credit Agreement.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.1 Sixth Amended and Restated Credit Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOOT LOCKER, INC. (Registrant)
Date: May 20, 2008	By:	/s/ Robert W. McHugh

Senior Vice President and Chief Financial Officer